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PRETI FLAHERTY                                                       Exhibit 5.2



                                                  November 8, 2005


Dover Saddlery, inc.
525 great Road
Littleton, Massachusetts

     RE: REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933,
         AS AMENDED (FILE NO. 333-127888)



Ladies and Gentlemen:

     We have acted as counsel to Dover Saddlery, Inc., a Delaware corporation (the "Company), in connection with the registration under the Securities Act, of 1933, as amended (the "Act"), of 1,691,777 shares which may be offered by certain stockholders (the "Selling Stockholders") of the Company, including 375,000 shares in order to cover over-allotments,s if any, of common stock, par value $0.0001 per share of the Company (the "Shares"), pursuant to a Registration Statement on Form S-1 (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission on August 26, 2005.

     we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreement or other documents of the documents of the Company, and certificates of officers of the Company as to certain factual mattes, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company, the Selling Stockholders and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered and that the Shares will be sold and transferred only upon the payment therefore as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.


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PRETI FLAHERTY
Dover Saddlery, Inc.
November 8, 2005
Page 2

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, in the case of those shares to be issued upon exercise of outstanding stock options, when such Shares are issued and paid for in accordance with the terms of pertinent option agreements, will be validly issued, fully paid, and non=assessable, and all other Shares have been validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                        Very truly yours,

                                        PRETI, FLAHERTY, BELIVEAU,
                                        PACHIOS & HALEY, PLLP


                                        By: /s/ John M. Sullivan
                                           -----------------------------------
                                           John M. Sullivan, Esq.